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                                                                       EXHIBIT 9

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048

212-783-7000
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                                                               SALOMON BROTHERS
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August 23, 1996

Board of Directors
Yale International, Inc.
6805 Morrison Boulevard, Suite 450
One Morrocroft Centre
Charlotte, North Carolina 28211


Ladies and Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of Yale International, Inc. ("Yale" or the "Company") of the consideration to be received by such holders in the proposed acquisition of the Company by Columbus McKinnon Corp. ("Acquiror") pursuant to the Agreement and Plan of Merger (the "Agreement"), dated August 24, 1996, among Acquiror, L Acquisition Corporation and the Company.

  As more specifically set forth in the Agreement, L Acquisition Corporation will commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding Shares, including the common stock purchase rights (the "Rights") associated therewith, at a price of $24.00 per Share (and associated Right) (the "Per Share Amount"). Following consummation of the Proposed Tender Offer, L Acquisition Corporation will be merged with and into the Company (the "Proposed Merger" and, collectively with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding Share (other than Shares held in the treasury of the Company, Shares owned by Acquiror, L Acquisition Corporation or any other direct or indirect subsidiary of Acquiror or of the Company, and Shares as to which appraisal rights have been properly exercised under applicable law) will be converted, with the associated Right, into the right to receive, in cash, the Per Share Amount, or any higher price that may be paid pursuant to the Proposed Tender Offer (the "Merger Consideration").

  As you are aware, we have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services a substantial portion of which is contingent upon consummation of the Proposed Transaction. In addition, in the ordinary course of our business, we may actively trade the debt and equity securities of both the Company and Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed material bearing upon the financial and operating condition and prospects of the Company including, among other things, the following: (i) the final draft of the Agreement; (ii) certain publicly available information concerning Yale, including the Annual Reports on Form 10-K
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SALOMON BROTHERS INC

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of the Company for the years ended June 30, 1994 and June 30, 1995, the
Quarterly Reports on Form 10-Q of the Company for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996 and the Current Report on Form 8-K of the Company filed on April 19, 1996; (iii) certain internal information of the Company, primarily financial in nature (including projections, forecasts and analyses prepared by or on behalf of the Company's management), concerning the business, assets, liabilities, operations and prospects of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Shares; (v) certain publicly available information with respect to certain publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other acquisition transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company to discuss matters we believe relevant to our inquiry including the past and current business operations, financial condition and prospects of the Company.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information. With respect to financial projections and forecasts, we have assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the future financial performance of the Company and we express no view with respect to such projections or forecasts or the assumptions on which they were based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the Company's assets, properties or facilities, nor have we been furnished with any such evaluations or appraisals.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Shares and for the equity securities of certain other companies that we believe to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well
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SALOMON BROTHERS INC

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                                                               SALOMON BROTHERS
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as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Proposed Transaction, including discussions with other potential acquirors. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is for the sole benefit of the Board of Directors in its consideration of the Proposed Transaction and is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares in the Proposed Tender Offer and the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any holder of Shares or Warrants as to whether such holder should tender Shares or Warrants in the Proposed Tender Offer or to any holder of Shares as to how such holder should vote with respect to the Proposed Merger, if such a vote is taken.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that as of the date hereof, the consideration to be received by the holders of Shares in the Proposed Tender Offer and the Proposed Merger is fair, from a financial point of view, to such holders.


                                                    Very truly yours,

                                                /s/ Salomon Brothers Inc.